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                                                                    EXHIBIT 4.00

                 SERIES E DESIGNATION OF RIGHTS AND PREFERENCE

                         CERTIFICATE OF DESIGNATION OF
                           SERIES E PREFERRED STOCK
                                      OF
                             INTERCELL CORPORATION


It is hereby certified that:

     1. The name of the company is Intercell Corporation, a Colorado corporation (the "Company").

     2. The Certificate of Incorporation of the Company authorizes the issuance of Ten Million (10,000,000) shares of preferred stock, no par value per share, and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of said shares in one (1) or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

     3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series E issue of Preferred Stock:

     RESOLVED, that one thousand (1,000) of the Ten Million (10,000,000) authorized shares of Preferred Stock of the Company shall be designated Series E Preferred Stock, no par value per share, and shall possess the rights and preferences set forth below:

     Section 1.  Designation and Amount.  The shares of such series shall have
                 ----------------------
no par value and shall be designated as Series E Preferred Stock (the "Series E Preferred Stock") and the number of shares constituting the Series E Preferred Stock shall be one thousand (1,000). The Series E Preferred Stock shall have a Deemed Purchase Price of One Hundred Dollars ($100) per share.

     Section 2.  Rank.  Except for the voting rights specifically granted
                 ----
herein, the Series E Preferred Stock shall rank: (i) junior to any other class or series of outstanding Preferred Shares or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series E Preferred Stock (collectively, the "Senior Securities"); (ii) prior to all of the Company's Common Stock, no par value per share ("Common Stock"); (iii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Series E Preferred Stock of whatever subdivision (collectively, with the Common Stock and the Existing Preferred Stock, "Junior Securities"); and (iv) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series E Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

     Section 3.  Dividends.  The Series E Preferred Stock shall bear a six
                 ---------
percent (6%), cumulative dividend, commencing March 20, 2000. If such dividend is not declared and paid, for any reason, the Deemed Purchase Price of the Series E Preferred Shares shall be increased by such

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accrued dividend and shall, at the option of the holder, be convertible into common stock of the Company or otherwise redeemed.

     Section 4.  Liquidation Preference.
                 ----------------------

            (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of shares of Series E Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Certificate of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to the sum of (i) the Series E Deemed Purchase Price for each outstanding share of Series E Preferred Stock and (ii) an amount equal to six percent (6%) of the Series E Demand Purchase Price per annum for the period that has passed since March 20, 2000 to the date of the event of liquidation, dissolution or winding up of the Company. If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the Series E Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series E Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series E Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Certificate of Incorporation and any certificate(s) of designation relating thereto.

            (b) Upon the completion of the distribution required by subsection 4(a), if assets remain in the Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation including any duly adopted certificate(s) of designation.

     Section 5.  Conversion Rights.  The record Holders of this Series E
                 -----------------
Preferred Stock shall have conversion rights as follows (the "Conversion
Rights"):

            (a) Right to Convert. Subject to the Company's right of redemption set forth in Section 6(a), the Automatic Conversion provisions set forth in
     Section 5A and the restrictions on the timing of any conversions specified in Section 5(b), each record Holder of Series E Preferred Stock shall be entitled (in the amounts set forth below), at the office of the Company or any transfer agent for the Series E Preferred Stock (the "Transfer Agent"), to convert (in multiples of one (1) share of Preferred Stock) at the Conversion Ratio defined in Section 5(c) herein.

            (b) Restriction on Timing of Conversion Rights. No conversion of Series E Preferred Stock into common shares shall occur pursuant to Section 5(a) until the latest to occur of: (i) on or after March 29, 2000; (ii) a re-incorporation merger in which shares of the Company are exchanged for shares of a newly formed Nevada corporation, a wholly-owned subsidiary of the Company (the "Nevada Company") (the record date for such re-incorporation merger shall be determined by the Board of Directors, with the approval of the Holders of the Series E Preferred Shares and the Holders of Common Shares, voting as one class) is adopted by the Company and is effective and (iii) after a reverse stock split of the shares of the Nevada

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     Company is effective (the record date for such reverse stock split shall be determined by the Board of Directors of the Nevada Company, with the approval of the Holders of the Series E Preferred Shares of the Nevada Company and the Holders of Common Shares of the Nevada Company, voting as one class); and (iv) after the authorized common shares of the Nevada Company has been increased to an amount approved by Holders of the Series E Preferred Shares and the Common Shares voting as one class

            (c) Conversion Ratio. The Holders of the Series E Preferred Stock shall, collectively, have the right to convert, pursuant to Section 5(a)(i), all of their Series E Preferred Shares into that number of authorized but unissued shares of Common Stock of the Company which shall be equal to 5.0% of all of the Common Stock of the Company on a fully diluted basis (the "Conversion Ratio") outstanding as of the Date of Conversion, as defined in Section 5(d)(iv) herein. Each record holder of a Series E Preferred Share shall be entitled to its pro-rata share of the common shares representing such 5.0% ownership.

            (d) Mechanics of Conversion. In order to exercise the Conversion Rights and convert Series E Preferred Stock into full shares of Common Stock, the Holder shall (i) fax, on or prior to 11:59 p.m., Denver, Colorado time on the date of conversion, a copy of the fully executed notice of conversion ("Notice of Conversion") to the Company at the office of the Company or its designated transfer agent (the "Transfer Agent") for the Series E Preferred Stock stating that the Holder elects to convert, which notice shall specify the date of conversion, the number of shares of Series E Preferred Stock to be converted, the applicable Conversion Ratio and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the front page of each certificate to be converted) and (ii) surrender to a common courier for delivery to the office of the Company or the Transfer Agent, the original certificates representing the Series E Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed for transfer; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the Preferred Stock Certificates are delivered to the Company or its Transfer Agent as provided above, or the Holder notifies the Company or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (i) below). Upon receipt by the Company of a facsimile copy of a Notice of Conversion, the Company shall immediately send, via facsimile, a confirmation of receipt of the Notice of Conversion to Holder which shall specify that the Notice of Conversion has been received and the name and telephone number of a contact person at the Company whom the Holder should contact regarding information related to the Conversion. In the case of a dispute as to the calculation of the Conversion Rate, the Company shall promptly issue to the Holder the number of Shares that are not disputed and shall submit the disputed calculations to its outside accountant via facsimile within three (3) days of receipt of Holder's Notice of Conversion. The Company shall cause the accountant to perform the calculations and notify Company and Holder of the results no later than forty-eight (48) hours from the time it receives the disputed calculations. Accountant's calculation shall be deemed conclusive absent manifest error.

                 (i) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series E Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and

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            upon surrender and cancellation of the Preferred Stock
            Certificate(s), if mutilated, the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates if Holder contemporaneously requests Company to convert such Series E Preferred Stock into Common Stock.

                 (ii) Delivery of Common Stock Upon Conversion. The Transfer Agent or the Company (as applicable) shall, no later than the close of business on the third (3rd) business day (the "Deadline") after receipt by the Company or the Transfer Agent of a facsimile copy of a Notice of Conversion and receipt by the Company or the Transfer Agent of all necessary documentation duly executed and in proper form required for conversion, including the original Preferred Stock Certificates to be converted (or after provision for security or indemnification in the case of lost or destroyed certificates, if required), issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two (2) day delivery to the Holder at the address of the Holder as shown on the stock records of the Company a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid.

                 (iii) No Fractional Shares. If any conversion of the Series E Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be the next lower number of shares.

                 (iv) Date of Conversion. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion, provided (i) that the advance copy of the Notice of Conversion is faxed to the Company before 11:59 p.m., Denver, Colorado time, on the Date of Conversion, and (ii) that the original Preferred Stock Certificates representing the shares of Series E Preferred Stock to be converted are surrendered by depositing such certificates with a common courier, as provided above, and received by the Transfer Agent or the Company as soon as practicable after the Date of Conversion. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on the Date of Conversion.

            (e) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available or make provision to increase, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series E Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series E Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series E Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

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            (f)  Adjustment to Conversion Rate.

                 (i) Adjustment to Fixed Conversion Ratio Due to Stock Split, Stock Dividend, Etc. If, prior to the conversion of all of the Series E Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Ratio shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Conversion Ratio shall be proportionately increased.

                 (ii) Adjustment Due to Merger, Consolidation, Etc. If, prior to the conversion of all Series E Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially all the Company's assets, then the Holders of Series E Preferred Stock shall thereafter have the right to receive upon conversion of Series E Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the Holder would have been entitled to receive in such transaction had the Series E Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series E Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Ratio and of the number of shares issuable upon conversion of the Series E Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof.

                 (iii)  No Fractional Shares.  If any adjustment under this
            Section 5(f) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next lower number of shares.

     Section 5A.  Automatic Conversion.  Upon occurrence of all of the
                  --------------------
conditions specified in Section 5A(a), the record Holders of the Series E Preferred Stock shall have their Series E Preferred Stock automatically converted into common shares as follows ("Automatic Conversion"):

            (a) Conditions to Automatic Conversion. The automatic conversion provisions in this Section 5A are applicable only if the following conditions are met: (i) a re-incorporation merger, in which the shares of the Company are exchanged for shares the Nevada Company, is adopted by the Company and is effective; (ii) subsequent to the re-incorporation a reverse stock split on a 1 for 20 basis of the shares of the Nevada Company is effective; (iii) subsequent to the reverse split, the authorized common shares of the Nevada Company has been increased to an amount approved by Holders of the Series E Preferred Shares and the Common Shares voting as one class sufficient to provide for the conversion or exercise of all

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     of the outstanding securities of the Nevada Company; and (iv) the amendment to the articles of incorporation of the Nevada Company evidencing the increase in the number of authorized common is filed with the Secretary of State of Nevada and is effective. The date of the amendment to the articles of incorporation of the Nevada Company in 5A(a)(iv) is the "Automatic Conversion Date."

            (b) Automatic Conversion Ratio. On the Automatic Conversion Date, the Series E Preferred Stock shall automatically be converted into that number of authorized but unissued shares of Common Stock of the Company which shall be equal to 5.0% of all of the Common Stock of the Company on a fully diluted basis (the "Automatic Conversion Ratio") outstanding as of Automatic Conversion Date. Each record holder of a Series E Preferred Share shall be entitled to its pro-rata share of the common shares representing such 5.0% ownership.

            (c) Mechanics of Automatic Conversion. To effect the Automatic Conversion and convert Series E Preferred Stock into full shares of Common Stock, the Company shall (i) fax, on or prior to 11:59 p.m., Denver, Colorado time on the Automatic Conversion Date, a copy of the fully executed notice of automatic conversion ("Notice of Automatic Conversion") to the Holder of the Series E Preferred Stock at the address designated by such Holder, which notice shall specify the date of conversion, the number of shares of Series E Preferred Stock to be converted, the applicable Automatic Conversion Ratio, a calculation of the number of shares of Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Company whom the Holder should contact regarding information related to the Automatic Conversion; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the original certificates representing the Series E Preferred Stock being converted are surrendered to a common courier for delivery to the office of the Company or the Transfer Agent, duly endorsed for transfer, or the Holder notifies the Company or its Transfer Agent that such certificates have been lost, stolen or destroyed. In the case of a dispute as to the calculation of the Automatic Conversion Rate, the Company shall promptly issue to the Holder the number of Shares that are not disputed and shall submit the disputed calculations to its outside accountant via facsimile within three (3) days of sending the Notice of Automatic Conversion. The Company shall cause the accountant to perform the calculations and notify Company and Holder of the results no later than forty-eight (48) hours from the time it receives the disputed calculations. Accountant's calculation shall be deemed conclusive absent manifest error.

                 (i) Delivery of Common Stock Upon Automatic Conversion. The Transfer Agent or the Company (as applicable) shall, no later than the close of business on the third (3rd) business day after delivery by the Company or the Transfer Agent of a facsimile copy of an Automatic Notice of Conversion and receipt by the Company or the Transfer Agent of all necessary documentation duly executed and in proper form required for conversion, including receipt of the original Preferred Stock Certificates to be converted (or after provision for security or indemnification in the case of lost or destroyed certificates, if required), issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two (2) day delivery to the Holder at the address of the Holder as shown on the stock records of the Company, a certificate for the number of shares of Common Stock to which the Holder shall be

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            entitled as aforesaid. The Common Stock Certificate shall be appropriately legended for compliance with the Securities Act of 1933, as amended.

                 (ii) Delivery of Series E Preferred Stock Upon Automatic Conversion. The original Preferred Stock Certificates representing the shares of Series E Preferred Stock to be converted shall be surrendered by the holder thereof by depositing such certificates with a common courier, as provided in Section 5(c) above, to be received by the Transfer Agent or the Company as soon as practicable after the Automatic Conversion Date.

                 (iii) No Fractional Shares. If any automatic conversion of the Series E Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be the next lower number of shares.

                 (iv) Automatic Conversion Date. The Automatic Conversion Date shall be deemed to be the date the increase in the authorized capital of the Nevada Corporation is filed with the Secretary of State of Nevada as provided in Section 5A(a). The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on the Automatic Conversion Date.

     Section 6.  Redemption by the Company.
                 -------------------------

            (a) Company's Right to Redeem at its Election. On and after December 31, 2002, the Company shall have the right, in its sole discretion, to redeem ("Redemption at Company's Election"), from time to time, any or all of the Series E Preferred Stock; provided (i) Company shall first provide six (6) months advance written notice as provided in subparagraph 6(b)(ii) below. If the Company elects to redeem some, but not all, of the Series E Preferred Stock, the Company shall redeem a pro-rata amount from each Holder of the Series E Preferred Stock.

                 (i) Redemption Price At Company's Election. The "Redemption Price At Company's Election" shall be the Deemed Purchase Price.

                 For purposes hereof, "Deemed Purchase Price" shall mean the
            Series E Deemed Purchase Price (as defined in Section 4(a)) of the shares of Series E Preferred Stock being redeemed pursuant to this
            Section 6(a), together with the accrued but unpaid dividends (as defined in Section 4(a)).

                 (ii) Mechanics of Redemption at Company's Election. The Company shall effect each such redemption by giving at least six (6) months prior written notice ("Notice of Redemption At Company's Election") to the Holders of the Series E Preferred Stock selected for redemption, at the address and facsimile number of such Holder appearing in the Company's Series E Preferred Stock register and to the Transfer Agent, which Notice of Redemption At Company's Election shall be deemed to have been delivered three (3) business days after the Company's mailing

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            (by overnight or two (2) day courier, with a copy by facsimile) of such Notice of Redemption At Company's Election. Such Notice of Redemption At Company's Election shall indicate (i) the number of shares of Series E Preferred Stock that have been selected for redemption, (ii) the date which such redemption is to become effective (the "Date of Redemption At Company's Election") and (iii) the Redemption Price At Company's Election, as defined in subsection
            (a)(i) above.

            (b) Company Must Have Immediately Available Funds or Credit Facilities. The Company shall not be entitled to send any Redemption Notice and begin the redemption procedure under Section 6(a) and unless it has:

                 (i) the full amount of the redemption price in cash, available in a demand or other immediately available account in a bank or similar financial institution; or

                 (ii) immediately available credit facilities, in the full amount of the redemption price with a bank or similar financial institution; or

                 (iii) an agreement with a standby underwriter willing to purchase from the Company a sufficient number of shares of stock to provide proceeds necessary to redeem any stock that is not converted prior to redemption; or

                 (iv)   a combination of the items set forth in (i), (ii) and
            (iii) above, aggregating the full amount of the redemption price.

            (c)  Payment of Redemption Price.

                 (i) Each Holder submitting Preferred Stock being redeemed under this Section 6 shall send their Series E Preferred Stock Certificates so redeemed to the Company or its Transfer Agent, and the Company shall pay the applicable redemption price to that Holder within five (5) business days of the Date of Redemption at Company's Election. The Company shall not be obligated to deliver the redemption price unless the Preferred Stock Certificates so redeemed are delivered to the Company or its Transfer Agent, or, in the event one (1) or more certificates have been lost, stolen, mutilated or destroyed, unless the Holder has complied with Section 5(b)(i).

            (d) Blackout Period. Notwithstanding the foregoing, the Company may not either send out a redemption notice or effect a redemption pursuant to Section 6(b) above during a Blackout Period (defined as a period during which the Company's officers or directors would not be entitled to buy or sell stock because of their holding of material non-public information), unless the Company shall first disclose the non-public information that resulted in the Blackout Period; provided, however, that no redemption shall be effected until at least ten (10) days after the Company shall have given the Holder written notice that the Blackout Period has been lifted.

     Section 7.  Voting Rights.  The Record Holders of the Series E Preferred
                 -------------
Shares shall have the right to vote on any matter with holders of common stock voting together as one (1) class.

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The Record Holder of a Series E Preferred Share shall have 120,000 votes per
Series E Preferred Share. The votes on the Series E Preferred Shares shall be identical in every other respect to the voting rights of the holders of common stock entitled to vote at any Regular or Special Meeting of the Shareholders.

     The Record Holders of the Series E Preferred Shares shall be entitled to the same notice of any Regular or Special Meeting of the Shareholders as may or shall be given to holders of common shares entitled to vote at such meetings.

     For purposes of determining a quorum for any Regular or Special Meeting of the Shareholders, each Series E Preferred Share represents 120,000 votes.

     Section 8.  Protective Provision.  So long as shares of Series E Preferred
                 --------------------
Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by Colorado Law) of the Holders of at least seventy-five percent (75%) of the then outstanding shares of Series E Preferred Stock, and at least seventy-five percent (75%) of the then outstanding Holders:

            (a) alter or change the rights, preferences or privileges of the Series E Preferred Stock so as to affect adversely the Series E Preferred Stock.

            (b) create any new class or series of stock having a preference over the Series E Preferred Stock with respect to Distributions (as defined in Section 2 above) or increase the size of the authorized number of Series E Preferred.

            In the event Holders of at least seventy-five percent (75%) of the then outstanding shares of Series E Preferred Stock and at least seventy-five percent (75%) of the then outstanding Holders agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series E Preferred Stock, pursuant to subsection (a) above, so as to affect the Series E Preferred Stock, then the Company will deliver notice of such approved change to the Holders of the Series E Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and the Dissenting Holders shall have the right for a period of thirty (30) business days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change or continue to hold their shares of Series E Preferred Stock.

     Section 9.  Status of Converted or Redeemed Stock.  In the event any shares
                 -------------------------------------
of Series E Preferred Stock shall be converted or redeemed pursuant to Section 5, Section 5A or Section 6 hereof, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series E Preferred Stock.

     Section 10.  Preference Rights.  Nothing contained herein shall be
                  -----------------
construed to prevent the Board of Directors of the Company from issuing one (1) or more series of Preferred Stock with dividend and/or liquidation preferences junior to the dividend and liquidation preferences of the Series E Preferred Stock.

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                                SIGNATURE PAGE
           [Certificate of Designation of Series E Preferred Stock]




                              By:/s/ Paul H. Metzinger
                                 -----------------------------------
                                 Paul H. Metzinger,
                                 President & Chief Executive Officer

Dated March 29, 2000



STATE OF COLORADO     )
               ) SS.
COUNTY OF DENVER      )

     I, Kristi J. Kampmann, a Notary Public, hereby certify that on the 20th day of March 2000, Paul H. Metzinger, personally appeared before me, Kristi J. Kampmann, who being by me first duly sworn declared that he is the person who signed the foregoing, and that the statements therein contained are true.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal on the date hereinbefore mentioned.

My commission expires April 18, 2000.


                              /s/ Kristi J. Kampmann
                              ---------------------------------
                              Notary Public
                              Kristi J. Kampmann
                              5250 S. Cherry Creek Dr. Apt. 18K
                              Denver, CO 80246

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